Exhibit 99.1

TIGO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

Capitalized terms used but not defined herein have the meetings ascribed to them in Tigo Energy, Inc.’s Current Report on Form 8-K filed with the SEC on May 30, 2023. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Unaudited pro forma condensed combined financial information” and our audited annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and unaudited interim consolidated financial statements as of March 31, 2023, and for the three months ended March 31, 2023 and 2022, together with the respective related notes, in each case, included elsewhere in this Current Report on Form 8-K. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “the Company” or other similar terms refer to the business and operations of Tigo Energy, Inc. and its subsidiaries prior to the Business Combination (“Legacy Tigo”) and Tigo Energy Inc. following the consummation of the Business Combination (“New Tigo”). References to “ROCG” refer to Roth CH Acquisition IV Co. prior to the consummation of the Business Combination.

Overview

We believe we are a worldwide leader in the development and manufacturing of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems. Our mission is to deliver products and solutions that are flexible and dependable, increase the energy generation of solar systems and address the need for change. The solar optimizer and inverter space is predominately serviced by two major suppliers. We expect to attract new customers and gain market share by expanding sales of our Module Level Power Electronics (“MLPE”) and Energy Intelligence solution (“EI solution”).

We have served the solar energy industry with advanced power and electronics, including the manufacturing and development of our MLPE since our inception in 2007 and we introduced our EI solution in 2021. We combine our Flex MLPE and solar optimizer technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control.

We have focused to date on MLPE optimizers, which are devices that reside on the panel and improve safety features and energy production for the installer and system owner. Our optimizers are designed to be highly flexible solutions that work with thousands of permutations of inverters and modules, providing the installer with significant choice when designing a system for the consumer. In September 2021, we began offering our EI solution to residential customers in the U.S. and began offering this product to select customers in Europe in November 2022. In addition, we develop products such as inverters and battery storage systems for the residential solar-plus-storage market. Our products power everything from single-digit kilowatt residential systems to commercial, industrial, and utility systems, scaling to hundreds of megawatts on rooftop, ground-mounted, and floating applications.

We primarily offer our products and services through distributors and solar installers. We have a worldwide footprint and have product installations in over 100 countries on all seven continents. As of December 31, 2022, we have generated approximately 64% and 27% of our revenue from markets in Europe, the Middle East, and Africa (“EMEA”) and the Americas, respectively, our two largest markets. As of March 31, 2023, we have generated approximately 80% and 14% of our revenue from markets in EMEA and the Americas.

Acquisition of Foresight Energy Ltd.

On January 27, 2023 (“Closing Date”), Legacy Tigo completed the acquisition of 100% of the equity interests of Foresight Energy Ltd. (“fSight”). Total consideration paid for the acquisition was approximately $12.1 million, which consisted of 5.6 million shares of Legacy Tigo’s common stock issued at the Closing Date, 0.7 million shares of Legacy Tigo’s common stock to be issued 12 months from the Closing Date and 0.4 million shares of Legacy Tigo’s common stock to be issued 18 months from the Closing Date. The transaction was accounted for as a business combination pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, using the acquisition method of accounting.

fSight is an energy data analytics software company based in Hod HaSharon, Israel. Legacy Tigo’s acquisition of fSight is expected to expand its ability to leverage energy consumption and production data for solar energy producers, adding a powerful prediction platform that provides rich and actionable system performance data, from the grid down to the module level.

The Business Combination

On December 5, 2022, we entered into an Agreement and Plan of Merger, by and among Legacy Tigo and Roth IV Merger Sub Inc., a wholly-owned subsidiary of ROCG (“Merger Sub”). On May 23, 2023, upon the terms and subject to the satisfaction or waiver of the conditions described in the Merger Agreement, including approval of the transaction by the Requisite Company Stockholders (as such term is defined in the Merger Agreement) and the ROCG stockholders, Merger Sub merged with and into Legacy Tigo. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub ceased, and Legacy Tigo survived the Business Combination and became a wholly-owned subsidiary of ROCG (also herein after referred to as the “Combined Company”). In connection with the consummation of the Business Combination, the Combined Company was renamed “Tigo Energy, Inc.”

Accounting Impact of the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in ASC Topic 805, Business Combinations, ROCG, which is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Tigo was treated as the accounting acquirer. This determination was primarily based on the following:

(i)	Us having a majority of the voting power of the Combined Company;

(ii)	our senior management comprising substantially all of the senior management of the Combined Company;

(iii)	our relative size compared to ROCG; and

(iv)	our operations comprising the ongoing operations of the post-combination company.

Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of a capital transaction in which we are issuing stock for the net assets of ROCG. The net assets of ROCG were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be ours.

The most significant change in our future reported financial position and results upon consummation of the business combination is the conversion of the convertible preferred stock into common stock and additional paid in capital (as compared to our consolidated balance sheet as of December 31, 2022).

Public Company Costs

Subsequent to the Business Combination, New Tigo is an SEC-registered and Nasdaq-listed company. We have hired and expect to hire additional staff and implement new processes and procedures to address public company requirements in anticipation of and following the completion of the Business Combination. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Key Operating and Financial Metrics

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures, as they are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net income (loss) or net income (loss) margin, respectively, calculated in accordance with GAAP. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except percentages)	2023	2022	2022	2021
Bookings	$68,936	$15,532	$162,871	$38,973
Revenue, net	50,058	9,919	81,323	43,642
Gross profit	18,369	2,683	24,771	12,639
Gross margin	37%	27%	30%	29%
Operating income (loss)	7,820	(1,572)	(896)	(3,714)
Net income (loss)	6,910	(5,697)	(7,037)	(4,863)
Adjusted EBITDA	8,561	(1,430)	2,479	(3,116)
Adjusted EBITDA margin	17%	(14)%	3%	(7)%

Bookings

We define bookings as the value of new purchase orders for a product or service received during a fiscal period that will be delivered or performed sometime in the future and is a forward looking metric that we utilize to help us understand our future revenue growth. Bookings are generally subject to modification and/or cancellation per the terms of the order.

Gross Profit and Gross Margin

We define gross profit as total revenue, net less cost of revenue, and define gross margin, expressed as a percentage, as the ratio of gross profit to revenue. Gross profit and margin can be used to understand our financial performance and efficiency and allow investors to evaluate our pricing strategy and compare against competitors. Our management uses these metrics to make strategic decisions identifying areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA, a non-GAAP financial measure, as earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as adjusted to exclude stock-based compensation and merger transaction related expenses. We define adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of adjusted EBITDA to revenue, net. See “Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to adjusted EBITDA.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting our results of operations are summarized below.

Expansion of U.S. Residential Sales. Our future revenue growth is, in part, dependent on our ability to expand our product offerings and services in the U.S. residential market. In our North American market, we primarily generate revenue from our product offerings and services in the commercial and industrial markets. In order to continue our growth, we intend to expand our presence in the residential market through offerings with U.S. solar providers. We also expect to continue to evaluate and invest in new market opportunities internationally. We believe that our entry into new markets will continue to facilitate revenue growth and customer diversification.

Expansion of New Products and Services. We have made substantial investments in research and development and sales and marketing to achieve a leading position in our market and grow our revenues. Our revenue is primarily generated from the sales and offerings of our MLPE systems. While we will continue to invest in research and development to expand the capabilities of our existing products and solutions, we intend to continue to develop and promote our EI solution. For the three months ended March 31, 2023, and year ended December 31, 2022, we generated approximately $5.4 million and $3.2 million, respectively in revenue year to date from offerings of our EI solution. In the future, we are looking to generate significant revenues from our EI solution as we expand the offerings of this product.

Adding New Customers and Expansion of Sales with Existing Customers. We intend to target new customers in the U.S. residential market through offerings with residential solar providers. We primarily acquire new customers through collaboration with our industry partners and distributors. While we expect that a substantial portion of our future revenues in the near-term will be to our existing customers, we expect to invest in our sales and marketing to broaden our reach with new residential customers in the U.S. and customers in Europe.

Inflation. We are seeing an increase in overall operating and other costs as the result of higher inflation rates. Principal factors contributing to our inflationary pressures include supply chain disruptions and challenges. In particular, we are experiencing an increase in freight costs and supply chain constraints, consequences associated with COVID-19 and trade tariffs imposed on certain products from China, which may put pressure on our operating margins and increase our costs. To address the possibility of rising inflation, some of our contracts include certain provisions that mitigate inflation risk. To date, inflation has not had a material impact on our results of operations.

Interest rate increases for both short-term and long-term debt have increased sharply. Although our outstanding debt mostly bears fixed interest rates, as we refinance it, or borrow additional amounts, we may incur additional interest expense versus expiring loans.

Managing our Supply Chain. We rely on contract manufacturers and suppliers to produce our components. We have seen supply chain challenges and logistics constraints increase, including component shortages, which have, in certain cases, caused delays in critical components and inventory, longer lead times, and have resulted in increased costs. We believe these supply chain challenges may persist throughout 2023. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. While we are working to diversify our supply chain, some of our suppliers and contract manufacturers are sole-source suppliers. Our concentration of suppliers could lead to supply shortages, long lead times for components and supply changes. Much of our supply chain originates in Thailand, China and the Philippines. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our products, which would adversely impact our cash flows and results of operations, including revenue and gross margin. Supply chain constraints led to an increase in our backlog from $20.1 million as of March 31, 2022, to $115.0 million as of March 31, 2023, and $14.5 million as of December 31, 2021 to $96.1 million as of December 31, 2022, which reduced potential revenues and profitability during the three months ended March 31, 2023 and year ended December 31, 2022.

Components of Consolidated Statements of Operations

Revenue, net

Our primary source of revenue is the sale of our hardware products. Our hardware products are fully functional at the time of shipment and do not require modification or customization for customers to use the products. We sell our products primarily to distributors that resell our products to end users. Distributors do not have general rights of return and generally order goods for immediate resale to end customers. We use present right to payment and transfer of title as indicators to determine the transfer of control to the customer which occurs at a point in time, upon shipment to the distributor. Upon shipment, we satisfy our performance obligation and recognize revenue. We deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues. We have made the election to account for shipping and handling as activities to fulfill the promise to transfer the product and as such we record amounts charged to customers for shipping and handling as revenue and the related costs are included in cost of revenues.

Sales of our hardware products include our web-based monitoring service, which represents a separate performance obligation. Monitoring service revenue represented less than 1% of the total revenue, net in each of the years ended December 31, 2022, and 2021, as well as in the three months ending March 31, 2023, and 2022. The allocation of revenue between the hardware and monitoring service deliverables is based on our best estimate of the standalone selling price determined by considering multiple factors, including internal costs, gross margin and historical selling practices. Revenue from the monitoring service is recognized ratably as the services are performed over the period of the monitoring service, up to 20 years.

Our revenue is affected by changes in the volume and average selling prices of our solutions and related accessories, supply and demand, sales incentives, and competitive product offerings. Our revenue growth is dependent on our ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new products that meet the changing technology and performance requirements of our customers, the diversification and expansion of our revenue base, and our ability to market our products in a manner that increases awareness for our products and differentiates us in the marketplace.

Cost of Revenue and Gross Profit

Our cost of revenues consists primarily of product costs, warranty costs, and logistics costs, as well as inventory write-downs, shipping and handling costs, hosting service costs related to the monitoring service, and depreciation and amortization of manufacturing test equipment. We outsource our manufacturing to third-party manufacturers and negotiate product pricing on a quarterly basis. Our product costs are affected by technological innovations, such as advances in semiconductor integration and new product introductions, economies of scale resulting in lower component costs, and improvements in production processes and automation.

During 2021, supply chain challenges and an increase in demand for our products, resulted in increased use of expedited ocean freight as well as air freight to deliver our products to our customers in a timely manner. In addition, during 2022 we saw increased demand for our products in Europe due to significant spikes in electricity costs, due in part to the invasion of Ukraine by Russia. As a result of the supply chain challenges and increases in demand that we faced during 2022 and 2021, the levels of our finished goods inventories required to support our growth were reduced. Therefore, a higher than historically normal percentage of our products were delivered through expedited ocean freight and air freight. In absence of additional COVID-19 related shutdowns that occurred in 2022 and 2021, we expect inventory levels in 2023 to return to those historically required to support our growing business.

Key components of our logistics supply channel consist of third-party distribution centers in the U.S., Europe, and China. Finished goods are either shipped to our customers directly from our contract manufacturers or shipped to third-party distribution centers and then, finally, shipped to our customers.

Gross profit may vary from period-to-period and is primarily affected by our average selling prices, product cost, product mix, customer mix, warranty costs and freight costs.

Operating Expenses

Operating expenses consist of research and development, sales and marketing and general and administrative expenses. Personnel-related costs are the most significant component of each of these expense categories and include salaries, benefits, payroll taxes, sales commissions, incentive compensation and stock-based compensation.

Research and development expense primarily consistent of personnel-related expenses and facility-related expenses. Research and development employees are primarily engaged in the design and development of our MLPE and EI solutions. We devote substantial resources to research and development programs that focus on enhancements to, and cost efficiencies in, our existing products or services and timely development of new products and services that utilize technological innovation to drive down product costs, improve functionality and enhance reliability. We intend to continue to invest appropriate resources in our research and development efforts because we believe they are critical to maintaining our competitive position.

Sales and marketing expense consist primarily of personnel-related expenses, as well as advertising, travel, trade shows, marketing, customer support and other indirect costs. We expect to continue to make the necessary investments to enable us to execute our strategy to increase our market penetration geographically and enter into new markets by expanding our customer base of distributors, large installers, original equipment manufacturers (“OEM”) and strategic partners. We currently offer solutions targeting customers across the globe in the residential, commercial and utility markets. We have a worldwide footprint and have product installations in over 100 countries on all seven continents. We expect to continue to expand the geographic reach of our product offerings and explore new sales channels in addressable markets in the future.

General and administrative expense consist primarily of personnel-related expenses for our executive, finance, human resources, information technology and legal organizations, facilities costs, and fees for professional services. Fees for professional services consist primarily of outside legal, accounting and information technology consulting costs.

Other Expenses, Net

Other expenses, net, primarily consist of interest expense and fees under our convertible notes and term loans, non-cash interest expense related to the amortization of debt issuance costs, and non-cash charge recognized for the change in fair value of our convertible notes embedded derivative, and convertible preferred stock warrants and losses or gains on debt extinguishment. Other expense, net also includes interest income on our cash balances, and accrued interest on tariffs previously paid and approved for refund.

Income Tax Expense

We are subject to income taxes in the countries where we sell our products. Historically, we have primarily been subject to taxation in the U.S. because of our sales to customers in the U.S. As we have expanded the sale of products to customers outside the U.S., we have become subject to taxation based on the foreign statutory rates in the countries where these sales took place. As sales in foreign jurisdictions increase in the future, our effective tax rate may fluctuate accordingly.

Foreign Currency Transactions

Although our revenues are generated in U.S. dollars, our operating expenses are generally denominated in the currencies in which operations are located. Accordingly, a portion of our operating expenses are incurred in New Israeli Shekels (primarily related to payroll), the Euro and, to a lesser extent, the Yuan. These expenses are remeasured using average exchange rates in effect during the period. To date, remeasurement gains and losses have not been material to our unaudited interim condensed consolidated financial statements, and we have not engaged in foreign currency hedging transactions.

Results of Operations

Three Months Ended March 31, 2023, Compared to Three Months Ended March 31, 2022

The following table sets forth a summary of our unaudited condensed consolidated interim statements of operations for the periods presented:

	Three Months Ended March 31,
(in thousands)	2023	2022
Revenue, net	$50,058	$9,919
Cost of revenue	31,689	7,236
Gross profit	18,369	2,683
Operating expenses:
Research and development	2,214	1,436
Sales and marketing	4,772	2,069
General and administrative	3,563	750
Total operating expenses	10,549	4,255
Income (loss) from operations	7,820	(1,572)
Other expenses (income):
Change in fair value of preferred stock warrant and contingent shares liability	512	—
Loss on debt extinguishment	171	3,613
Interest expense	778	449
Other (income) expense, net	(551)	63
Total other expenses, net	910	4,125
Net income (loss)	$6,910	$(5,697)

Revenue, net

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Revenue, net	$50,058	$9,919	$40,139	405%

Revenue, net increased by 405%, or approximately $40.1 million, for the three months ended March 31, 2023, as compared to the same period in 2022, primarily due to higher sales volumes as a result of increased acceptance of our MLPE products in the marketplace and increased marketing effort. The increase in revenue, net was also, in part, driven by an increase in revenue, net in the EMEA by 643%, or approximately $34.8 million, primarily due to an increase in demand for more cost-effective energy solutions as energy costs across the region have increased.

Cost of Revenues and Gross Profit

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Cost of revenue	$31,689	$7,236	$24,453	338%
Gross profit	18,369	2,683	15,686	585%
Gross margin	37%	27%

Cost of revenue increased by 338%, or approximately $24.5 million, for the three months ended March 31, 2023, as compared to the same period in 2022, primarily due to a $24.0 million increase in product costs related to higher sales volumes.

Gross profit increased by 585% for the three months ended March 31, 2023, as compared to the same period in 2022.

Research and Development

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Research and development	$2,214	$1,436	$778	54%
Percentage of revenue, net	4%	14%

Research and development expense increased by 54%, or approximately $0.8 million, for the three months ended March 31, 2023, as compared to the same period in 2022. The amount of research and development expenses may fluctuate from period to period due to differing levels and stages of development activity.

Sales and Marketing

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
Sales and marketing	$4,772	$2,069	$2,703	131%
Percentage of revenue, net	10%	21%

Sales and marketing expense increased by 131%, or approximately $2.7 million, for the three months ended March 31, 2023, as compared to the same period in 2022. The increase was primarily due to higher personnel costs as a result of increased headcount and an increase in marketing related expenses due to an increase in overall marketing spend.

General and Administrative

	Three Months Ended March 31,		Change in
	2023	2022	$	%
	(in thousands, except percentages)
General and administrative	$3,563	$750	$2,813	375%
Percentage of revenue, net	7%	8%

General and administrative expense increased by 375%, or approximately $2.8 million, for the three months ended March 31, 2023, as compared to the same period in 2022. The increase was primarily due to an increase in professional services primarily related to outside accounting services and consulting expenses, in addition to an increase in payroll related expenses due to an increase in headcount.

Other Expenses, Net

	Three Months Ended March 31,		Change in
(in thousands, except percentages)	2023	2022	$	%
Change in fair value of preferred stock warrant and contingent shares liability	$512	$-	$512	100%
Loss on debt extinguishment	171	3,613	(3,442)	(95)%
Interest expense	778	449	329	73%
Other (income) expense, net	(551)	63	(614)	(975)%
Total other expenses, net	$910	$4,125	$(3,215)	(78)%

Change in fair value of preferred stock warrant and contingent shares liability increased by approximately $0.5 million for the three months ended March 31, 2023, as compared to the same period in 2022. The increase in fair value of preferred stock warrant and contingent shares liability during the three months ended March 31, 2023, as compared to the same period in 2022 was due to change in the fair value of the Series C convertible preferred stock and contingent shares related to the fSight acquisition.

The loss on debt extinguishment for the three months ended March 31, 2023, is primarily related to the repayment of our Series 2022-1 Notes. The loss on debt extinguishment during the three months ended March 31, 2022, was related to the repayment of our Senior Bonds.

Interest expense of $0.8 million for the three months ended March 31, 2023, consists of $0.7 million in interest expense primarily incurred on our Convertible Promissory Note (as defined below) and $47,000 related to the amortization of debt issuance costs. Interest expense of $0.4 million for the three months ended March 31, 2022, primarily includes $0.1 million related to the amortization of debt issuance costs and $0.3 million in interest expense primarily related to our Senior Bonds (as defined below).

Other income, net increased by approximately $0.6 million for the three months ended March 31, 2023, compared to the same period in 2022. The increase in other income, net during the three months ended March 31, 2023, as compared to the same period in 2022 was due to an increase in interest income related to marketable securities.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Year ended December 31,
(in thousands)	2022	2021
Revenue, net	$81,323	$43,642
Cost of revenue	56,552	31,003
Gross profit	24,771	12,639
Operating expenses:
Research and development	5,682	5,763
Sales and marketing	10,953	7,571
General and administrative	9,032	3,019
Total operating expenses	25,667	16,353
Loss from operations	$(896)	$(3,714)

	Year ended December 31,
(in thousands)	2022	2021
Other expenses (income):
Change in fair value of preferred stock warrant liability	$1,020	$192
Change in fair value of derivative liability	-	68
Loss (gain) on debt extinguishment	3,613	(1,801)
Interest expense	1,494	2,506
Other income, net	(57)	(16)
Total other expenses, net	6,070	949
Loss before income tax expense	(6,966)	(4,663)
Income tax expense	71	200
Net loss	$(7,037)	$(4,863)

Revenue, net

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Revenue, net	$81,323	$43,642	$37,681	86%

Revenue, net increased by 86%, or approximately $37.7 million, for the year ended December 31, 2022, as compared to the same period in 2021, primarily due to higher sales volumes as a result of increased acceptance of our MLPE products in the marketplace and increased marketing effort. The increase in revenue, net was also, in part, driven by an increase in revenue, net in the EMEA by 194%, or approximately $34.3 million, primarily due to an increase in demand for more cost-effective energy solutions as energy costs across the region have increased.

Cost of Revenues and Gross Profit

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Cost of revenue	$56,552	$31,003	$25,549	82%
Gross profit	24,771	12,639	12,132	96%
Gross margin	30%	29%

Cost of revenue increased by 82%, or approximately $25.6 million, for the year ended December 31, 2022, as compared to the same period in 2021, primarily due to a $23.4 million increase in product costs related to higher sales volumes, a $0.3 million increase in freight expenses and a $0.3 million increase in payroll and payroll related expenses.

Gross margin increased by 1% for the year ended December 31, 2022, as compared to the same period in 2021.

Research and Development

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Research and development	$5,682	$5,763	$(81)	(1)%
Percentage of revenue, net	7%	13%

Research and development expense decreased by 1%, or approximately $0.1 million, for the year ended December 31, 2022, as compared to the same period in 2021. The amount of research and development expenses may fluctuate from period to period due to differing levels and stages of development activity.

Sales and Marketing

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Sales and marketing	$10,953	$7,571	$3,382	45%
Percentage of revenue, net	13%	17%

Sales and marketing expense increased by 45%, or approximately $3.4 million, for the year ended December 31, 2022, as compared to the same period in 2021. The increase was primarily due to higher personnel costs as a result of increased headcount and an increase in marketing related expenses due to an increase in overall marketing spend.

General and Administrative

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
General and administrative	$9,032	$3,019	$6,013	199%
Percentage of revenue, net	11%	7%

General and administrative expense increased by 199%, or approximately $6.0 million, for the year ended December 31, 2022, as compared to the same period in 2021. The increase was primarily due to an increase in professional services primarily related to outside accounting services and consulting expenses, in addition to an increase in payroll related expenses due to an increase in headcount in 2022.

Other Expenses, Net

	Year Ended December 31,		Change in
	2022	2021	$	%
	(in thousands, except percentages)
Change in fair value of preferred stock warrant liability	$1,020	$192	$828	431%
Change in fair value of derivative liability	-	68	(68)	(100)%
Loss (gain) on debt extinguishment	3,613	(1,801)	5,414	301%
Interest expense	1,494	2,506	(1,012)	(40)%
Other income, net	(57)	(16)	(41)	256%
Total other expenses, net	$6,070	$949	$5,121	540%

Change in fair value of preferred stock warrant liability increased by approximately $0.8 million for the year ended December 31, 2022, as compared to the same period in 2021. The increase in fair value of preferred stock warrant liability during the years ended December 31, 2022, as compared to the same period in 2021 was due to change in the fair value of the Series C convertible preferred stock.

Change in fair value of derivative liability decreased by approximately $0.1 million for the year ended December 31, 2022, compared to the same period in 2021.

The loss on debt extinguishment for the year ended December 31, 2022, is primarily related to the repayment of our Senior Bonds. The gain on debt extinguishment during the year ended December 31, 2021, was related to the forgiveness of the principal and accrued interest outstanding under the PPP loan.

Interest expense of $1.5 million for the year ended December 31, 2022, consists of $1.2 million in interest expense primarily incurred on our Series 2022-1 Notes (as defined below) and $0.3 million related to the amortization of debt issuance costs. Interest expense of $2.5 million for the year ended December 31, 2021, primarily includes $1.4 million related to the amortization of debt issuance costs and $1.1 million in interest expense primarily related to our Senior Bonds (as defined below).

Other income, net increased an insignificant amount for the year ended December 31, 2022, compared to the same period in 2021.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted EBITDA and adjusted EBITDA less capital expenditures should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Adjusted EBITDA

We define adjusted EBITDA, a non-GAAP financial measure, as net earnings (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude stock-based compensation and merger and acquisition expenses (“M&A expenses”). We utilize adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.

The following table provides a reconciliation of adjusted EBITDA to net (loss) income for the periods presented:

Adjusted EBITDA

	Year Ended		Three Months Ended
	December 31,		June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
(in thousands)	2022	2021	2021	2021	2021	2022	2022	2022	2022	2023
Net Income (Loss)	$(7,037)	$(4,863)	$(244)	$(1,710)	$(3,555)	$(5,697)	$178	$(2,421)	$903	$6,910
Adjustments:
Interest expense	1,494	2,506	459	506	511	449	400	392	253	778
Change in fair value of preferred stock warrant and contingent shares liability	1,020	192	8	(45)	229	-	8	(45)	1,057	512
Change in Fair Value of Derivative Liability	-	68	-	-	-	-	-	-	-	-
Loss (Gain) on Debt Extinguishment	3,613	(1,801)	-	-	(901)	3,613	-	-	-	171
Other (Income) Expenses	(57)	(16)	113	(19)	(84)	63	24	(19)	(125)	(551)
Income tax expense	71	200	-	-	200	-	-	-	71	-
Depreciation and amortization	562	419	114	178	15	116	117	172	157	242
Stock-based compensation	813	179	26	26	101	26	26	341	420	366
M&A expenses	2,000	-	-	-	-	-	-	2,000	-	133
Adjusted EBITDA	$2,479	$(3,116)	$476	$(1,064)	$(3,484)	$(1,430)	$753	$420	$2,736	$8,561

We define adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of adjusted EBITDA to revenue. Adjusted EBITDA margin measures net earnings (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude stock-based compensation and M&A expenses and is expressed as a percentage of revenue. We utilize adjusted EBITDA margin as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry.

The following table sets forth our calculations of adjusted EBITDA margin for the periods presented:

	Year Ended		Three Months Ended
	December 31,		June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
(in thousands, except percentages)	2022	2021	2021	2021	2021	2022	2022	2022	2022	2023
Numerator: adjusted EBITDA	$2,479	$(3,116)	$476	$(1,064)	$(3,484)	$(1,430)	$753	$420	$2,736	$8,561
Denominator: revenue	81,323	43,642	13,326	10,735	7,066	9,919	17,639	22,825	30,941	50,058
Ratio of adjusted EBITDA to revenue	3.0%	(7.1)%	3.6%	(9.9)%	(49.3)%	(14.4)%	4.3%	1.8%	8.8%	17.1%

Quarterly Financial Information

The following table sets forth our results of operations on a quarterly basis from June 30, 2021, to March 31, 2023:

	Three Months Ended
(in thousands, except percentages)	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Bookings	$10,154	$9,818	$10,352	$15,532	$40,031	$36,769	$70,540	$68,936
Revenue	13,326	10,735	7,066	9,919	17,639	22,825	30,941	50,058
Gross Profit	4,264	3,074	1,224	2,683	5,531	6,589	9,968	18,369
Gross Margin	32.0%	28.6%	17.3%	27.1%	31.4%	28.9%	32.2%	36.7%
Operating Income (loss)	$379	$(1,184)	$(3,600)	$(1,592)	$629	$(2,092)	$2,159	$7,820
Adj. EBITDA	$476	$(1,064)	$(3,484)	$(1,430)	$753	$420	$2,736	$8,561
Adj. EBITDA Margin	3.6%	(9.9)%	(49.3)%	(14.4)%	4.3%	1.8%	8.8%	17.1%

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2023, and December 31, 2022, our principal sources of liquidity were cash and cash equivalents, restricted cash, marketable securities and accounts receivable of $93.1 million and $53.5 million, respectively.

Since inception, we have financed our operations primarily through financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. As of March 31, 2023, and December 31, 2022, we had an accumulated deficit of $55.3 million and $62.2 million, respectively. Management closely monitors expenditures and is focused on obtaining new customers and continuing to develop our products. Cash from operations and our liquidity could also be affected by various risks and uncertainties, including, but not limited to, economic concerns related to inflation or the supply chain, the effects of the COVID-19 pandemic, including timing of cash collections from customers and other risks detailed in the section of this proxy statement/prospectus entitled “Risk Factors.”

We estimate that we will not require additional financing to meet our obligations and execute our business plan over the next 12 months. However, there can be no assurance that we will not require additional financing or that future financing can obtain these funds on acceptable terms or at all or that we can maintain or increase our current revenues.

Our future capital requirements will depend on many factors, including the revenue growth rate, the success of future product development and capital investment required, and the timing and extent of spending to support further sales and marketing and research and development efforts. In addition, we expect to incur additional costs as a result of operating as a public company. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Three months ended March 31,		Year ended December 31,
(in thousands)	2023	2022	2022	2021
Net cash used in operating activities	$(5,087)	$(4,654)	$(16,472)	$(4,990)
Net cash used in investing activities	(10,655)	(250)	(1,603)	(323)
Net cash provided by financing activities	28,631	11,544	48,318	7,297
Net increase in cash, cash equivalents and restricted cash	$12,889	$6,640	$30,243	$1,984

Cash Flows Used in Operating Activities

Net cash used in operating activities decreased by $0.4 million for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, resulting primarily from $1.7 million of non-cash items, such as depreciation and amortization, change in fair value of preferred stock warrant liability, non-cash interest expense, stock-based compensation and loss on debt extinguishment. The use of cash was partially offset by net income of $6.9 million. The net cash outflow decreased from changes in our operating assets and liabilities was primarily due to an increase in accounts receivable of $16.5 million, as a result of higher sales and increase in inventory of $11.8 million due to higher prepayments in inventory, an increase in prepaid expenses of $1.2 million due to higher prepayments of inventory, and offset by an increase in accounts payable, accrued expenses and other current liabilities of $15.2 million primarily related to an increase in payments due to our contract manufacturers in relation to higher revenues.

Net cash used in operating activities increased by $11.5 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021, resulting primarily from our net loss of $7.0 million. The use of cash was partially offset by $7.6 million of non-cash items, such as depreciation and amortization, change in fair value of preferred stock warrant liability, non-cash interest expense, stock-based compensation and loss on debt extinguishment. The net cash outflow increase of $16.5 million from changes in our operating assets and liabilities was primarily due to an increase in accounts receivable of $13.3 million, as a result of higher sales and increase in inventory of $9.5 million due to higher prepayments in inventory, an increase in prepaid expenses of $1.4 million due to higher prepayments of inventory, and offset by an increase in accounts payable, accrued expenses and other current liabilities of $7.7 million primarily related to an increase in payments due to our contract manufacturers in relation to higher revenues in 2022.

Cash Flows Used in Investing Activities

Net cash used in investing activities increased by $10.4 million for the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to the purchase of marketable securities and of patents.

Net cash used in investing activities increased by $1.3 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to normal course of business purchases of property and equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities increased by $17.1 million in the three months ended March 31, 2023, compared to the three months ended March 31, 2022. This was primarily attributable to proceeds of $50.0 million from the sale of convertible promissory note. The net cash provided by financing activities was partially offset by $20.8 million in principal payments on our Series 2022-1 notes and $0.6 million in financing cost payments primarily related to lender fees.

Net cash provided by financing activities increased by $41.0 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. This was primarily attributable to proceeds of $41.0 million from the sale of Series E convertible preferred stock and $25.0 million in proceeds from our Series 2022-1 Notes. The net cash provided by financing activities was partially offset by $10.0 million in principal payments on our Senior Bonds, $4.2 million in principal payments on our Series 2022-1 Notes and $3.5 million in financing cost payments primarily related to lender fees.

Current Indebtedness

As of March 31, 2023, and December 31, 2022, our long-term debt consisted of the following:

	As of March 31, 2023	As of December 31, 2022
	(in thousands)	(in thousands)
Long term debt	$50,000	$20,833
Less: unamortized debt issuance costs	(330)	(191)
Less: current maturities	-	(10,000)
Long-term debt; net of current maturities and unamortized debt issuance costs	49,670	$10,642

Convertible Promissory Notes. On January 9, 2023, the Company entered into a convertible promissory note purchase agreement (“Note Purchase Agreement”) with a L1 Energy Capital Management S.a.r.l in exchange for cash of $50.0 million (“Convertible Promissory Notes”). Outstanding borrowings under the Convertible Promissory Notes bear interest at a rate of 5.0% per year. The principal amount is due at the maturity date of January 9, 2026, and interest is payable semiannually beginning July 2023. We were in compliance with the covenants as of March 31, 2023. Concurrently with this transaction, we repaid in full the existing Series 2022-1 Notes (as defined below).

Historical Indebtedness

Series 2022-1 Notes. On January 18, 2022, we issued senior notes in the principal amount of $25.0 million at a fixed interest rate of 5.5% per year (“Series 2022-1 Notes”). Interest-only payments were due through July 2022; thereafter, 30 monthly payments of equal principal plus accrued interest were due through maturity in January 2025. The Series 2022-1 Notes were secured by our intellectual property, amounts held in reserve funds presented as restricted cash on the accompanying condensed consolidated balance sheets and substantially all of our assets comprising the Trust Estate, as defined in the Trustee Servicing Agreement. The Series 2022-1 Notes contained customary affirmative and negative covenants that included, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments, and transactions with our affiliates, as well as maintaining minimum liquidity at all times, maintaining minimum EBITDA or an asset coverage ratio on a quarterly basis. Concurrently with this transaction, we repaid in full the existing Senior Bonds (as defined below). We accounted for this transaction as a debt extinguishment and wrote off $0.5 million of unamortized debt issuance costs related to the previously outstanding Senior Bonds and expensed lender fees of $3.1 million which are recorded as loss on debt extinguishment on the consolidated statement of operations.

In connection with the Series 2022-1 Notes, we incurred issuance costs of $0.4 million, which were deferred and are being amortized to interest expense over the three-year term of the Senior Bonds using the effective interest method. The effective interest rate is 6.41%.

Senior Bonds. In March 2020, we issued unregistered bonds in the aggregate principal amount of $20.0 million (“Senior Bonds”). Outstanding borrowings under the Senior Bonds bore interest at the rate of 5.7% per year. Interest-only payments were due through September 2020; thereafter, 30 monthly payments of equal principal plus accrued interest were due through maturity in March 2023. The Senior Bonds were secured by our intellectual property, an insurance policy issued in the maximum amount of $20.0 million, amounts held in reserve funds presented as restricted cash on the accompanying condensed consolidated balance sheets and substantially all of our assets comprising the Trust Estate, as defined in the Trustee Servicing Agreement. In connection with the Senior Bonds, we incurred issuance costs of $3.3 million, which were deferred and were amortized to interest expense over the three-year term of the Senior Bonds using the effective interest method.

Term Loan. In February 2018, we entered into a loan and security agreement, as amended, with a financial institution which provided for a term note of $10.0 million (“Term Loan”). The Term Loan initially required interest-only payments through August 2018, followed by 42 equal payments of principal, plus monthly payments of accrued interest through the maturity date in February 2022. In September 2019, we received a Notice of Default for failing to fully repay all obligations due to an event of default with certain covenants that remained uncured and, as a result, we were charged the default interest rate which equaled 12.5% as of December 31, 2019. In connection with the Term Loan, we incurred loan issuance costs of $1.6 million which were recorded as a debt discount and was being amortized to interest expense using the effective interest method over the term of the loan. As a result of the event of default, the remaining unamortized portion of the debt discount was recorded to interest expense in September 2019 when the outstanding borrowings became due. In March 2020, the Term Loan was paid in full.

Promissory Notes. In April 2019, we borrowed $1.0 million from a stockholder under a promissory note (“April 2019 Promissory Note”) which had a maturity date in April 2020. Outstanding borrowings under the April 2019 Promissory Note bore interest at a rate of 13% per year. In May 2019, the April 2019 Promissory Note was exchanged for a convertible note with the same stockholder.

In January 2020, we borrowed $1.2 million from a stockholder under a promissory note (“2020 Promissory Note”) which was due on demand. Outstanding borrowings under the 2020 Promissory Note bore interest at a rate of 13% per year. In January 2020, the 2020 Promissory Note was exchanged for a convertible note with the same stockholder.

Convertible Notes. In May 2019, we entered into convertible promissory note agreements (“May 2019 Convertible Notes”) with various stockholders in exchange for cash of $1.0 million and the unpaid principal and accrued interest related to the April 2019 Promissory Note totaling $1.0 million. Outstanding borrowings under the May 2019 Convertible Notes bore interest at the rate of 13% per year and were due upon the earlier of May 2020, a change in control or upon a qualified financing event. Under the terms of the May 2019 Convertible Notes, if we undergo a change in control, an amount equal to four times the amount otherwise due will be owed. In connection with the May 2019 Convertible Notes, we incurred loan issuance costs of $24,116 which were recorded as a debt discount and was being amortized to interest expense using the effective interest method over the term of the loan.

In July 2019, we entered into a convertible promissory note agreement (“July 2019 Convertible Note” and, together with the May 2019 Convertible Notes, the “2019 Convertible Notes”) with a stockholder for total borrowings of $0.2 million. Outstanding borrowings under the July 2019 Note bore interest at the rate of 13% per year and were due upon the earlier of July 2020, a change in control or upon a qualified financing event. Under the terms of the July 2019 Convertible Note, if we undergo a change in control, an amount equal to four times the amount otherwise due will be owed.

The 2019 Convertible Notes include a redemption option whereby in the event of a qualified equity financing, we have the option to convert the notes into shares sold in the qualified equity financing at a conversion price that is 60% of the price per share of the qualified equity financing. The redemption options were bifurcated and accounted for as derivatives. Upon recognition, we recorded the redemption options at fair value and associated debt discount of $1.4 million.

In January 2020, we entered into convertible promissory note agreements (“Convertible Notes”) with various stockholders in exchange for cash of $0.7 million and the unpaid principal and accrued interest related to the 2019 Convertible Notes and 2020 Promissory Note totaling $3.6 million. Outstanding borrowings under the Convertible Notes bear interest at the rate of 13% per year during the first 12 months and then 18% per year thereafter. The Convertible Notes are due upon the earlier of January 2021, a change in control or upon a qualified financing event. Under the terms of the Convertible Notes, if we undergo a change in control, an amount equal to five times the amount otherwise due will be owed. The Convertible Notes include a redemption option whereby in the event of a qualified equity financing, we have the option to convert the notes into shares sold in the qualified equity financing at a conversion price that is 60% of the price per share of the qualified equity financing. The redemption options were bifurcated and accounted for as derivatives. Upon recognition, we recorded the redemption options at fair value and associated debt discount of $2.2 million.

Since the 2019 Convertible Notes were exchanged prior to their maturity, we accounted for certain instruments as a deemed extinguishment and wrote off $0.5 million of unamortized debt discount and $1.1 million associated with the redemption option. The net amount of $0.6 million is recorded as a gain on debt extinguishment in the accompanying consolidated statement of operations during the year ended December 31, 2020.

In connection with the Convertible Notes, we issued the note holders warrants with a fair value of $0.2 million, which was recorded as a discount to the loan, to purchase up to 8,208,682 shares of our common stock with an exercise price of $0.5167 per share. The warrants are exercisable immediately and expire in January 2027. The debt issuance cost and debt discount are being amortized to interest expense over the one-year term of the Convertible Notes using the effective interest method.

Paycheck Protection Program. In April 2020, we entered into a promissory note evidencing an unsecured loan in the amount of $0.9 million (“PPP Loan”) made to us under the Paycheck Protection Program (“PPP”). The PPP was established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). Subject to the terms of the PPP Loan, outstanding borrowings under the PPP Loan bear interest at a fixed rate of 1% per year, with the first six months of interest deferred. Principal and interest are payable monthly commencing on the first day of the next month after the expiration of the initial six-month deferment period and may be prepaid by us at any time prior to maturity without penalty. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of loans granted under the PPP, with such forgiveness to be determined, subject to limitations, based on the use of loan proceeds for payment of permitted and eligible payroll costs, mortgage interest, rent and utilities. Interest payable on the PPP Loan may be forgiven only if the SBA agrees to pay such interest on the forgiven principal amount of the PPP Loan. As of December 31, 2020, $0.7 million was classified as a short-term obligation and the remaining $0.2 million was classified as a long-term obligation. On March 24, 2021, we received notification that the full amount of the PPP Loan and accrued interest was forgiven. In 2021, we received an additional $0.9 million. This amount was also forgiven in 2021. A gain on extinguishment in the amount of $1.8 million was recognized in the consolidated statement of operations for the year ended December 31, 2021. Net debt issuance costs are presented as a direct reduction of our long-term debt in the consolidated balance sheets and amount to $0.2 million and $0.6 million as of December 31, 2022 and 2021, respectively. During the years ended December 31, 2022 and 2021, we recorded amortization of $0.3 million and $1.6 million, respectively, to interest expense pertaining to debt issuance costs.

Related Party Transactions

Convertible Promissory Notes and Series C-1 Convertible Preferred Stock

Our 2019 Convertible Notes and Convertible Notes, and Series C-1 convertible preferred stock, each as described above, were issued to certain of our existing stockholders and investors.

Note Receivable from Related Parties and Related Party Payable

In November 2013, we adopted the 2013 Officers and Directors Stock Plan and entered into interest bearing, full recourse promissory notes from our Chief Executive Officer (“CEO”) and former directors in the aggregate principal amount of $0.6 million in exchange for the issuance of 9,327,903 shares of common stock. The promissory notes bear interest at the rate of 1.73% per year, matures in November 2022, and are collateralized by 1,532,480 shares of our Series B-4 convertible preferred stock.

On December 31, 2020, we entered into a Secured Promissory Note Cancellation Agreement to forgive the original amount of the CEO’s promissory note and associated interest totaling of $0.5 million and agreed to make an additional payment of $0.5 million for services rendered. Additionally, 1,249,644 shares of our Series B-4 held as collateral was released. As a result, we recorded a charge of $0.9 million in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2020. At December 31, 2020, the $0.5 million of accrued compensation is presented as a related party payable on the accompanying consolidated balance sheet.

At December 31, 2022, there was no remaining principal balance on the recourse promissory notes. At December 31, 2021, the outstanding principal balance on the recourse promissory notes from the former directors was $0.1 million. The interest income related to the recourse promissory notes were recorded in other expense, net in the consolidated statements of operations and not material for the years ended December 31, 2022 and 2021. In addition, as of December 31, 2022, there was no remaining interest receivable and as of December 31, 2021, the interest receivable from related parties was recorded in prepaid expenses and other current assets and were not material.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies

The preparation of our unaudited interim consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates due to risks and uncertainties, including uncertainty in the current economic environment due to the global impact of COVID-19, inflation, and supply chain issues. As of the date of issuance of these financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities. For a description of our significant accounting policies, see Note 3. “Summary of Significant Accounting Policies,” in our audited financial statements included elsewhere in this proxy statement/prospectus. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

On January 1, 2019, we adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC Topic 606” or “Topic 606”) and applied the modified retrospective method to all contracts that were not completed as of January 1, 2019.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy performance obligations.

The Company’s primary source of revenue is the sale of its hardware products. The Company’s hardware products are fully functional at the time of shipment and do not require modification or customization for customers to use the products. The Company sells its products primarily to distributors that resell the Company’s products to end users. Distributors do not have general rights of return and generally order goods for immediate resale to end customers. The Company uses present right to payment and transfer of title as indicators to determine the transfer of control to the customer. The Company recognizes revenue at a point in time when its performance obligation has been satisfied and control of the product is transferred to the customer, which generally aligns with shipping terms. Contract shipping terms include ExWorks (“EXW”), FOB Shipping Point and FOB Destination incoterms. Under EXW (meaning the seller fulfills its obligation to deliver when it makes goods available at its premises, or another specified location, for the buyer to collect), the performance obligation is satisfied, and control is transferred at the point when the customer is notified that their order is available for pickup. Under FOB Shipping Point, control is transferred to the customer at the time the goods is transferred to the shipper and under FOB Destination, at the time the customer receives the goods. We deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues. The Company has made the election to account for shipping and handling as activities to fulfill the promise to transfer the product and as such records amounts charged to customers for shipping and handling as revenue and the related costs are included in cost of revenues.

We record upfront contract acquisition costs, such as sales commissions, to be capitalized and amortized over the estimated life of the asset. For contracts that have a duration of less than one year, we follow Topic 606 practical expedient and expense these costs when incurred. Commissions related to our sale of monitoring hardware and service are capitalized and amortized over the period of the associated revenue. We deduct sales returns to arrive at revenue, net. Sales tax and other similar taxes are excluded from revenues.

Product warranty costs are recorded as expense to cost of revenue based on customer history, historical information and current trends.

Sales of the Company’s hardware products include the Company’s web-based monitoring service, which represents a separate performance obligation. Monitoring service revenue represented less than 1% of the total revenue, net during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021. The allocation of revenue between the hardware and monitoring service deliverables is based on the Company’s best estimate of the standalone selling price determined by considering multiple factors, including internal costs, gross margin and historical selling practices. Revenue from the monitoring service is recognized ratably as the services are performed over the period of the monitoring service, up to 20 years.

Deferred revenue or contract liabilities consists of payments received from customers in advance of revenue recognition for the Company’s products and service. The current portion of deferred revenue represents the unearned revenue that will be earned within 12 months of the balance sheet date. Correspondingly, noncurrent deferred revenue represents the unearned revenue that will be earned after 12 months from the balance sheet date. Customer deposits are recorded in accrued expenses and other current liabilities within the consolidated balance sheet.

See “Revenue Recognition,” under Note 3 of the notes to consolidated financial statements included in this proxy statement/prospectus for additional information related to revenue recognition.

Inventory

In accordance with FASB ASU No. 2015-11, Inventory is valued at the lower of cost or net realizable value with cost determined under the first-in, first-out (“FIFO”) method. The determination of net realizable value involves numerous judgments, including estimated average selling prices based upon recent sales volumes, industry trends, existing customer orders, current contract price, future demand, pricing for our products and technological obsolescence of our products. Inventory that is obsolete, in excess of our forecasted demand or is anticipated to be sold at a loss is written down to its net realizable value based on expected demand and selling prices.

Fair Value of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amounts of our cash, cash equivalents and restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of those instruments. Equity investments with readily determinable fair value are carried at fair value based on quoted market prices or estimated based on market conditions and risks existing at each balance sheet date. Equity investments without readily determinable fair value are measured at cost less impairment and are adjusted for observable price changes in orderly transactions for an identical or similar investment of the same issuer.

Product Warranties

We estimate the cost of warranty obligations based on several key estimates: the warranty period (generally 25 years from installation for defects in design, materials, workmanship and manufacture, and generally 10 years from installation for equipment to conform to specifications and drawings applicable under normal use and service), its historical experience of known product failure rates, use of materials to repair or replace defective products and parts, and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Should the actual experience relative to these factors differ from the estimates, we may be required to record additional warranty reserves.

Derivative Instruments

The convertible notes issued in January 2020, July 2019 and May 2019 contained embedded derivative instruments, representing contingent redemption options. The contingent redemption options met the requirements for separate accounting and were accounted for as a derivative liability and single derivative instrument for each tranche of the convertible notes. The derivative instruments were recorded at fair value at inception and were subject to remeasurement to fair value at each balance sheet date, with any changes in estimated fair value recognized in the accompanying consolidated statements of operations. In 2021, the convertible notes were converted into shares of Series D preferred stock in conjunction with the sale of such other shares to other investors and the derivative instruments were derecognized on such date. There are no convertible notes or derivative instruments outstanding as of March 31, 2023, or December 31, 2022.

Stock-Based Compensation

We have a stock incentive plan under which incentive stock options are granted to employees and non-qualified stock options are granted to employees, investors, directors and consultants. The options granted vest over time with a specified service period, except for performance-based grants. Stock-based compensation expense related to equity awards is recognized based on the fair value of the awards granted. The fair value of our common stock underlying the awards has historically been determined by the board of directors with input from management and third-party valuation specialists, as there was no public market for our common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of common stock, transactions in our preferred or common stock, and general and industry specific economic outlook, amongst other factors. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, risk-free interest rates, the expected term of the option, expected volatility, and expected dividend yield. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years. For awards with performance conditions, the related cumulative stock-based compensation expense from inception to date is recognized when it is probable that the performance condition will be achieved. We account for forfeitures as they occur.

We estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below.

●	Risk-free interest rate - The risk-free interest rate was calculated using the average of the published interest rates of U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

●	Expected term - The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to our lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

●	Expected volatility - The expected stock price volatility for our stock was determined by examining the historical volatilities of our industry peers as we did not have any trading history of our common stock.

●	Expected dividend yield - The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated value of the options granted to employees are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Expected volatility	71.2%	55.93%	71.78%	55.76%
Risk-free interest rate	3.9%	1.05%	3.30%	1.12%
Expected life (in years)	6.01	6.35	6.04	6.61
Expected dividend yield	0%	0%	0%	0%

As our common stock has not historically been publicly traded, its board of directors periodically estimated the fair value of our common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consists of property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost amount or fair value less cost to sell. No impairment losses were identified for the years ended December 31, 2022, and 2021, or the three months ended March 31, 2023.

Convertible Preferred Stock Warrants

Freestanding warrants to purchase our convertible preferred stock are classified as liabilities on the accompanying consolidated balance sheets. The convertible preferred stock warrants are recorded as liabilities because the underlying shares of convertible preferred stock are contingently redeemable upon a deemed liquidation event. The warrants are recorded at estimated fair value and are subject to remeasurement at each balance sheet date and recorded in change in fair value of preferred stock warrant liability in the accompanying consolidated statements of operations.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

We have operations and sales worldwide, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange, credit and inflation risks.

Interest Rate Sensitivity

Our cash and cash equivalents are held primarily in cash deposits. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments. Additionally, changes to interest rates will impact the cost of our future borrowings. Interest rates on the convertible promissory notes and embedded convertible preferred stock warrants are fixed. Changes in prevailing interest rates could have a material impact on our results of operations. Specifically, changes in the fair value of our fixed rate convertible notes may occur during a reporting period as the value of such fixed rate instruments change compared to market rates for similar instruments.

Foreign Currency Risk

Our revenue is denominated in U.S. dollars. Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the United States and Italy, with an insignificant portion of expenses incurred in our wholly owned subsidiaries in Israel and China in their local currencies.

We do not enter into derivative financial instruments for trading or speculative purposes. We did not enter into any foreign currency forward contracts during 2022 and 2021, or the three months ended March 31, 2023. Any foreign currency forward contracts entered in the future are accounted for as derivatives whereby the fair value of the contracts is reported as other current assets or current liabilities, and gains and losses resulting from changes in the fair value are reported in other income (expense), net, in the accompanying consolidated statements of operations.

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities, accounts receivable, and derivative financial instruments. We maintain a substantial portion of our cash balances in non-interest-bearing and interest-bearing marketable securities and money market accounts. The derivative financial instruments expose us to credit risk to the extent that the counterparties may be unable to meet the terms of the arrangement. We mitigate this credit risk by transacting with major financial institutions with high credit ratings. We are not required to pledge, and are not entitled to receive, cash collateral related to these derivative instruments. We do not enter into derivative contracts for trading or speculative purposes. Our revenue, net are primarily concentrated among a limited number of customers. We monitor the financial condition of our customers and perform credit evaluations whenever considered necessary and maintain an allowance for doubtful accounts for estimated potential credit losses.

Inflation Risk

The recent increase in inflation partially contributed to the increase in the cost of our products as well as operating costs. If the cost of our products, employee costs, or other costs continue to be subject to significant inflationary pressures, such inflationary pressure may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses. Further, we may not be able to offset these increased costs through price increases. As a result, our inability to quickly respond to inflation could harm its cash flows and results of operations in the future.